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As filed with the Securities and Exchange Commission on November 26, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDWARDS LIFESCIENCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4316614 (IRS Employer Identification No.)

One Edwards Way
Irvine, California 92614
Telephone: (949) 250-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bruce P. Garren
Edwards Lifesciences Corporation
One Edwards Way
Irvine, California 92614
Telephone: (949) 250-2500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Denise E. Botticelli Edwards Lifesciences Corporation One Edwards Way Irvine, California 92614 Telephone: (949) 250-2500	John M. O'Hare Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Telephone: (312) 853-7000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum aggregate offering price	Amount of registration fee

Debt Securities(2)	(1)	(1)

Preferred Stock, $0.01 par value

Common Stock, $1.00 par value, and associated rights to purchase Series A Preferred Stock(3)

Depositary Shares(4)

Warrants(5)

Stock Purchase Contracts

Stock Purchase Units

(1)
An unspecified and indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee, except for $63,350 that has already been paid with respect to $500,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-116634 filed on June 18, 2004 and were not sold thereunder. Pursuant to Rule 457(p) such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement.
(2)
Debt securities registered hereby may include senior debt securities, senior subordinated debt securities, subordinated debt securities or other debt securities.
(3)
Prior to the occurrence of certain events, the Series A Preferred Stock purchase rights will not be evidenced separately from the Common Stock. The value attributable to such rights, if any, is reflected in the market price for the Common Stock.
(4)
Depositary shares will represent fractional interests in preferred stock registered hereby. No separate consideration will be received for the depositary shares.
(5)
Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for debt securities, common stock, or preferred stock or depositary shares registered hereby.

PROSPECTUS

EDWARDS LIFESCIENCES CORPORATION

Debt Securities, Preferred Stock, Common Stock, Depositary Shares, Warrants,
Stock Purchase Contracts, Stock Purchase Units

        We may offer from time to time in one or more series, together or separately:

  •
  debt securities;

  •
  preferred stock;

  •
  common stock;

  •
  depositary shares;

  •
  warrants;

  •
  stock purchase contracts; and

  •
  stock purchase units.

        We may offer the securities independently or together with other securities and the securities may be attached to, or separate from other securities.

        We may issue debt securities that may be senior or subordinated to other indebtedness of Edwards Lifesciences Corporation (the "Company"). We may also issue debt securities that are convertible into or exchangeable for common stock or preferred stock or depositary shares or other securities issued by us or another entity. Any preferred stock or depositary shares issued may also be convertible into common stock or another series of preferred stock or depositary shares or convertible into or exchangeable for other securities issued by us or another entity.

        We will provide specific terms of any offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealer or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is November 26, 2008.

 WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC's website is http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to incorporate by reference the information we file with them, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede this incorporated information.

        We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") (other than information in the documents that is deemed not to be filed):

  •
  Annual Report on Form 10-K for the year ended December 31, 2007;

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  Quarterly Reports on Form 10-Q for the three months ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  Current Reports on Form 8-K filed with the SEC on January 17, 2008, February 5, 2008, February 21, 2008, April 17, 2008, April 22, 2008, July 22, 2008, October 21, 2008, November 10, 2008 and November 13, 2008;

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed (other than information in the documents that is deemed not to be filed):

  •
  reports filed under Section 13(a) and (c) of the Exchange Act;

  •
  definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: Attn: Investor Relations, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614.

        You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a prospectus supplement related to an offering prepared by or on behalf of the Company or used or referred to by us. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and any related prospectus supplement are conveyed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates indicated in those documents. Our business, financial condition and results of operations may have changed since that date. You should read all information supplementing this prospectus.

EXPERTS

        The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses (other than underwriting compensation), all of which will be paid by us, to be incurred in connection with the registration and sale of the securities:

Securities and Exchange Commission registration fee	$	(*	)
Legal fees and expenses		$75,000
Accounting fees and expenses		$25,000
Trustee's fees and expenses		$5,000
Printing and engraving fees		$35,000
Miscellaneous		$30,000

Total		$170,000

(*)
An unutilized filing fee of $63,350 previously paid in connection with Registration Statement No. 333-116634 filed with the SEC on June 18, 2004 is being applied to the fee payable pursuant to this Registration Statement. The payment of any additional filing fee is deferred pursuant to Rule 456(b) and Rule 457(r).

Item 15.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe such person's conduct was unlawful.

        Article Tenth of the Restated Certificate of Incorporation of Edwards Lifesciences Corporation (referred to as the "Corporation" therein) provides as follows:

          "The Corporation shall indemnify and advance expenses to each person who serves as an officer or director of the Corporation or a subsidiary of the Corporation and each person who serves or may have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from any liability incurred as a result of such service to the fullest extent permitted by the General Corporation Law of Delaware as it may from time to time be amended, except with respect to an action commenced by such director or officer against the Corporation or by such director or officer as a derivative action by or in the right of the Corporation.

          Each person who is or was an employee or agent of the Corporation and each officer or director who commences any action against the Corporation or a derivative action by or in the right of the Corporation may be similarly indemnified and receive an advance of expenses at the discretion of the Board of Directors.

          The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

          The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Certificate of Incorporation or Delaware law.

          The indemnification and advancement of expenses provided by, or granted pursuant to, this Certificate of Incorporation shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

        The Company also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 16.    Exhibits

        The following is a list of all the exhibits filed as part of this registration statement.

1.1*	Form of Underwriting Agreement (relating to the debt securities registered hereby)
1.2*	Form of Underwriting Agreement (relating to the other securities registered hereby)
3.1
Restated Certificate of Incorporation of Edwards Lifesciences Corporation (incorporated by reference to Exhibit 3.1 in Edwards Lifesciences' report on Form 10-Q for the quarterly period ended March 31, 2003)
3.2	Amended and Restated Bylaws of Edwards Lifesciences Corporation (incorporated by reference to Exhibit 3.2 in Edwards Lifesciences' report on Form 8-K filed on September 19, 2007)
3.3	Form of Certificate of Designation for Edwards Lifesciences Corporation Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit A of Exhibit 4.2 hereof)
3.4*	Form of Certificate of Designation (relating to the preferred stock registered hereby)
4.1
Specimen Form of Certificate Representing the Common Stock of Edwards Lifesciences Corporation (incorporated by reference to Exhibit 4.1 in Edwards Lifesciences' Registration Statement on Form 10 (File No. 001-15525))
4.2	Rights Agreement, dated as of March 31, 2000 (incorporated by reference to Exhibit 4.3 in Edwards Lifesciences' report on Form 10-Q for the quarterly period ended March 31, 2003)
4.3	Form of Indenture for the Debt Securities (incorporated by reference to Exhibit 4.3 in Edwards Lifesciences' Form S-3 filed with the SEC on June 18, 2004)
4.4	Form of Indenture for the Debt Securities (incorporated by reference to Exhibit 4.4 in Edwards Lifesciences' Form S-3 filed with the SEC on June 18, 2004)
4.5*	Form of Debt Security

4.6*	Form of Warrant Agreement, including the Form of Certificate evidencing the Warrants
4.7*	Form of Certificate of Preferred Stock (relating to the preferred stock registered hereby)
4.8*	Form of Deposit Agreement, including the Form of Depositary Receipt
4.9*	Form of Stock Purchase Contract Agreement
4.10*	Form of Pledge Agreement
5.1	Opinion of Sidley Austin LLP
12.1*	Statement of Computation of Ratios
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Sidley Austin LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (contained on signature page of this Registration Statement)
25.1**	Statement of Eligibility of Trustee on Form T-1 with respect to the debt securities

*
To be filed or incorporated by reference as an exhibit to a document incorporated or deemed to be incorporated by reference in this registration statement.

**
To be filed or incorporated by reference in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939 in connection with a particular offering of debt securities.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

      (ii)
      to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Act to any purchaser:

      (i)
      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (ii)
      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

          (5)   That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)
      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii)
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii)
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

        (d)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 26, 2008.

EDWARDS LIFESCIENCES CORPORATION (Registrant)

By:	/s/ MICHAEL A. MUSSALLEM Michael A. Mussallem Chairman of the Board and Chief Executive Officer

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Bruce P. Garren and Denise E. Botticelli, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-3 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933 in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 26, 2008.

Signature	Title

/s/ MICHAEL A. MUSSALLEM Michael A. Mussallem	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ THOMAS M. ABATE Thomas M. Abate	Corporate Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ MIKE R. BOWLIN Mike R. Bowlin	Director
/s/ JOHN T. CARDIS John T. Cardis	Director
/s/ ROBERT A. INGRAM Robert A. Ingram	Director
/s/ BARBARA J. MCNEIL, M.D., PH.D. Barbara J. McNeil, M.D., Ph.D.	Director
/s/ DAVID E.I. PYOTT David E.I. Pyott	Director

 EXHIBIT INDEX

1.1*	Form of Underwriting Agreement (relating to the debt securities registered hereby)
1.2*	Form of Underwriting Agreement (relating to the other securities registered hereby)
3.1
Restated Certificate of Incorporation of Edwards Lifesciences Corporation (incorporated by reference to Exhibit 3.1 in Edwards Lifesciences' report on Form 10-Q for the quarterly period ended March 31, 2003)
3.2	Amended and Restated Bylaws of Edwards Lifesciences Corporation (incorporated by reference to Exhibit 3.2 in Edwards Lifesciences' report on Form 8-K filed on September 19, 2007)
3.3	Form of Certificate of Designation for Edwards Lifesciences Corporation Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit A of Exhibit 4.2 hereof)
3.4*	Form of Certificate of Designation (relating to the preferred stock registered hereby)
4.1
Specimen Form of Certificate Representing the Common Stock of Edwards Lifesciences Corporation (incorporated by reference to Exhibit 4.1 in Edwards Lifesciences' Registration Statement on Form 10 (File No. 001-15525))
4.2	Rights Agreement, dated as of March 31, 2000 (incorporated by reference to Exhibit 4.3 in Edwards Lifesciences' report on Form 10-Q for the quarterly period ended March 31, 2003)
4.3	Form of Indenture for the Debt Securities (incorporated by reference to Exhibit 4.3 in Edwards Lifesciences' Form S-3 filed with the SEC on June 18, 2004)
4.4	Form of Indenture for the Debt Securities (incorporated by reference to Exhibit 4.4 in Edwards Lifesciences' Form S-3 filed with the SEC on June 18, 2004)
4.5*	Form of Debt Security
4.6*	Form of Warrant Agreement, including the Form of Certificate evidencing the Warrants
4.7*	Form of Certificate of Preferred Stock (relating to the preferred stock registered hereby)
4.8*	Form of Deposit Agreement, including the Form of Depositary Receipt
4.9*	Form of Stock Purchase Contract Agreement
4.10*	Form of Pledge Agreement
5.1	Opinion of Sidley Austin LLP
12.1*	Statement of Computation of Ratios
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Sidley Austin LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (contained on signature page of this Registration Statement)
25.1**	Statement of Eligibility of Trustee on Form T-1 with respect to the debt securities

*
To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the registration statement.

**
To be filed or incorporated by reference in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939 in connection with a particular offering of debt securities.

QuickLinks

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX